Exhibit 99.1

For Immediate Release

Behringer Harvard Partners on Student Housing Developments

DALLAS, February 8, 2007 — Behringer Harvard announced today that it will provide about $14.2 million in mezzanine financing and enter into agreements to take equity stakes in two projects in conjunction with subsidiaries of Brookfield Real Estate Opportunity Fund and Phoenix Property Company. The mezzanine loans are a prelude to acquiring a 50 percent partnership interest in the ownership of student housing properties in Texas and Virginia.

“Providing this type of financing in conjunction with the planned acquisition of equity stakes in these two properties stands as an attractive investment opportunity,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “These two high-quality assets, available at an acquisition basis lower than typical student housing market trades, fit nicely with our plans to expand in the multifamily sector.”

Behringer Harvard has provided about $8.1 million for Grandmarc at Westberry Place, located on the Texas Christian University campus in Fort Worth, Texas. The property contains 644 beds totaling approximately 261,000 square feet of rentable space as well as approximately 23,000 square feet of retail space. The retail space, anchored by legendary Perrotti’s Pizza and a Citibank branch, will eventually house a coffee shop and tanning salon, among other businesses.

Additionally, Behringer Harvard will provide about $6.1 million for Grandmarc at the Corner, located near the University of Virginia campus in Charlottesville, Virginia. The property will offer 649 beds totaling approximately 232,000 square feet of rentable space. Amenities will include a pool and deck areas, landscaped courtyards, media room, electronic study halls, fitness facility and student lounge.

Behringer Harvard Opportunity REIT I, Inc., is providing the mezzanine financing and has agreements to acquire equity stakes in both properties. Behringer Harvard Opportunity REIT I, Inc., also owns equity and debt investments in assets located in Texas, Nevada, Minnesota, Massachusetts and Missouri.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc., that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity of Behringer Harvard Opportunity REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Marketing Manager Behringer Harvard bmarler@behringerharvard.com 469.341.2312